FIS Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2026, relating to the financial statements and financial highlights of Arimathea Catholic Core Bond ETF, FIS Bright Portfolios Core Bond ETF, FIS Bright Portfolios Focused Equity ETF, FIS Christian Stock Fund, FIS Faith Income ETF, and FIS Tactical Equity ETF, each a series of FIS Trust, which are included in Form N-CSR for the year or period ended June 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Management and Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Chicago, Illinois

October 28, 2026